EXHIBIT 99.2

FINANCIAL STATEMENTS OF TDC, L.L.C. (formerly known as Tessenderlo Davison Companies, LLC)

TABLE OF CONTENTS

Page
INDEPENDENT AUDITORS’ REPORT	1
FINANCIAL STATEMENTS AS OF DECEMBER 31, 2006 AND 2005, AND THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004:
Balance Sheets	2
Statements of Income	3
Statements of Members’ Equity	4
Statements of Cash Flows	5
Notes to Financial Statements	6-10

INDEPENDENT AUDITORS’ REPORT

To the Executive Committee and Members of TDC, L.L.C.:

We have audited the accompanying balance sheets of TDC, L.L.C. (formerly known as Tessenderlo Davison Companies, LLC) (the “Company”) as of December 31, 2006 and 2005, and the related statements of income, members’ equity, and cash flows for each of the years in the three-year period ended December 31, 2006. These financial statements are the responsibility of Company’s management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TDC, L.L.C. as of December 31, 2006 and 2005, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2006 in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Tempe, AZ

April 17, 2007

TDC, L.L.C.

(Formerly Known as TESSENDERLO DAVISON COMPANIES, LLC)

BALANCE SHEETS

(In Thousands)

	December 31,
	2006	2005
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,255	$1,294
Accounts receivable, net of allowance for doubtful accounts of $73 and $52, respectively	23,557	24,971
Inventories	4,362	9,762
Prepaid expenses	112	90

Total current assets	29,286	36,117
PROPERTY, PLANT AND EQUIPMENT, NET	3,566	3,345
INTANGIBLE ASSETS, NET	5,200	5,800
OTHER ASSETS	65	—

TOTAL ASSETS	$38,117	$45,262

LIABILITIES AND MEMBERS’ EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt	$1,255	$1,206
Accounts payable and accrued expenses:
Trade	9,009	12,053
Members’	807	1,057

Total current liabilities	11,071	14,316
LONG-TERM DEBT, excluding current maturities	3,259	4,514

Total liabilities	14,330	18,830
COMMITMENTS AND CONTINGENCIES (Note 7)
MEMBERS’ EQUITY:
Members’ equity	100	100
Retained earnings	23,687	26,332

Total members’ equity	23,787	26,432

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$38,117	$45,262

See accompanying notes to financial statements.

TDC, L.L.C.

(Formerly Known as TESSENDERLO DAVISON COMPANIES, LLC)

STATEMENTS OF INCOME

(In Thousands)

	Year-Ended December 31,
	2006	2005	2004
SALES (Note 3)	$137,522	$119,268	$76,951
COST OF GOODS SOLD (Note 3)	93,817	80,214	50,931

Gross Profit	43,705	39,054	26,020
General and administrative expenses	5,917	5,554	6,105

OPERATING INCOME	37,788	33,500	19,915
OTHER INCOME (EXPENSE):
Interest income	274	104	29
Interest expense	(277)	(93)	(2)
Other	(2,430)	(2,152)	71

Total other income (expense)	(2,433)	(2,141)	98

NET INCOME	$35,355	$31,359	$20,013

See accompanying notes to financial statements.

TDC, L.L.C.

(Formerly Known as TESSENDERLO DAVISON COMPANIES, LLC)

STATEMENTS OF MEMBERS’ EQUITY

(In Thousands)

	Members’ Equity	Retained Earnings	Total Members’ Equity
Balances, December 31, 2003	$100	$12,960	$13,060
Net income	—	20,013	20,013
Member distributions	—	(13,500)	(13,500)

Balances, December 31, 2004	100	19,473	19,573
Net income	—	31,359	31,359
Member distributions	—	(24,500)	(24,500)

Balances, December 31, 2005	100	26,332	26,432
Net income	—	35,355	35,355
Member distributions	—	(38,000)	(38,000)

Balances, December 31, 2006	$100	$23,687	$23,787

See accompanying notes to financial statements.

TDC, L.L.C.

(Formerly Known as TESSENDERLO DAVISON COMPANIES, LLC)

STATEMENTS OF CASH FLOWS

(In Thousands)

	Year-Ended December 31,
	2006	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Cash received from customers	$138,937	$108,678	$70,176
Cash paid to employees and suppliers	(99,134)	(82,862)	(53,841)
Interest received	274	104	29
Interest paid	(277)	(93)	(2)

Net cash provided by operating activities	39,800	25,827	16,362
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of land and equipment	(633)	(801)	(2,749)
Purchase of intangible assets	—	(4,000)	—

Net cash used in investing activities	(633)	(4,801)	(2,749)
CASH FLOWS FROM FINANCING ACTIVITIES:
Debt repayment	(1,206)	(280)	—
Debt proceeds	—	4,000	—
Member distributions	(38,000)	(24,500)	(13,500)

Net cash (used in) provided by financing activities	(39,206)	(20,780)	(13,500)

Net (decrease) increase in cash and cash equivalents	(39)	246	113
Cash and cash equivalents at beginning of period	1,294	1,048	935

Cash and cash equivalents at end of period	$1,255	$1,294	$1,048

The reconciliation of net income to net cash provided by operating activities, as shown above, is as follows:
Net income	$35,355	$31,359	$20,013
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,011	485	15
Changes in operating assets and liabilities:
(Increase) decrease in receivables, net	1,414	(10,590)	(6,775)
(Increase) decrease in inventories	5,400	(1,775)	(1,343)
(Increase) decrease in prepaid expense	(22)	(1)	300
Increase in deposits	(65)	—	—
Increase (decrease) in accounts payable and accrued expenses	(3,293)	6,349	4,152

Net cash provided by operating activities	$39,800	$25,827	$16,362

Supplemental schedule of noncash investing and financing activities:

During 2005, the Company purchased certain intangible assets for $6 million. Of the total purchase price, the seller agreed to carry back a $2 million non-interest bearing note with monthly payments of $42.

See accompanying notes to financial statements.

TDC, L.L.C.

(Formerly Known as TESSENDERLO DAVISON COMPANIES, LLC)

NOTES TO FINANCIAL STATEMENTS

1.	Organization and Summary of Significant Accounting Policies

The Company

TDC, L.L.C. (formerly known as Tessenderlo Davison Chemicals, LLC) (the “Company”) was formed with Tessenderlo Kerley, Inc (TKI) and Davison Petroleum Products, LLC (Davison), as equal members. The Company is a limited liability company and as a result, certain member liabilities are limited. The Company is involved in sulphur recovery operations, and the manufacturing and marketing of sulphur based products, primarily in North and South America. The Company rents certain capital assets from its members. These capital assets are recorded and depreciated by TKI and Davison.

Cash Equivalents

The Company considers all highly liquid debt instruments purchased with original maturities of three months or less to be cash equivalents. Cash equivalents generally consist of short-term certificates of deposit.

Accounts Receivable

Accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses on the Company’s existing accounts receivable.

Inventories

Finished goods and raw material inventories are stated at the lower of cost or market. Cost is determined principally under the average cost method which approximates first-in, first-out.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost. Depreciation is calculated on the straight-line method over the assets’ estimated useful lives ranging from 3 to 20 years.

Intangible Assets

SFAS No. 142, Goodwill and Other Intangible Assets requires that intangible assets with estimable useful lives be amortized over their respective estimated useful lives and reviewed for impairment in accordance with SFAS No. 144, Accounting for Impairment or Disposal of Long-Lived Assets. The Company reviews long-lived assets and certain identifiable intangibles with estimated useful lives for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

Fair Value of Financial Instruments

The carrying amount of financial instruments, consisting of investments in cash, cash equivalents, receivables, and obligations under accounts payable, approximates fair value due to their short maturities. The carrying amount of the Company’s interest bearing long-term debt approximates fair value as the related interest rate approximates market rates for similar long-term debt instruments.

Income Taxes

The Company is a limited liability company. Accordingly, taxable income or losses are included in the income tax returns of the members. Therefore, no provision or benefit has been made for income taxes in the accompanying financial statements.

Revenue Recognition

The Company records revenue upon the shipment of products and the transfer of title to customers or when services are provided. Approximately 19%, 16% and 12% of the Company’s revenue is generated from sales to customers in South America during 2006, 2005 and 2004, respectively.

Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment and/or remediation can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make a number of estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Such estimates and assumptions affect the reported amount of revenues and expenses during the reporting period. On an ongoing basis, the Company evaluates its estimates and assumptions based upon historical experience and various other factors and circumstances. The Company believes that its estimates and assumptions are reasonable in the circumstances; however, actual results may differ from theses estimates under different future conditions.

2.	Inventories

Inventories consist of the following (in thousands):

	December 31,
	2006	2005
Raw materials	$1,424	$5,280
Finished goods	2,938	4,482

	$4,362	$9,762

3.	Related Party Transactions

The Company pays its members for certain payroll, insurance, employee benefits, storage, transportation, capital asset rental and other expenses. The amount paid to its members for the years ended December 31, 2006, 2005 and 2004 was $18.5 million, $16.7 million and $16.2 million, respectively. The amount owed to its members for those expenses was $0.8 million and $1.1 million at December 31, 2006 and 2005, respectively.

The Company sold various products during 2006, 2005 and 2004 to its members amounting to $0.5 million, $0.9 million and $4.6 million, respectively. There are no amounts due from its members at December 31, 2006 and 2005.

4.	Property, Plant, and Equipment

Property, plant, and equipment consist of the following (in thousands):

	December 31,
	2006	2005
Land	$186	$186
Machinery and equipment	3,895	3,291
Construction in progress	200	172

	4,281	3,649
Accumulated depreciation	(715)	(304)

	$3,566	$3,345

5.	Intangible Assets

Intangible assets consist of the following (in thousands):

	December 31,
	2006	2005
Customer lists and relationships	$3,000	$3,000
Covenant not to compete	3,000	3,000

	6,000	6,000
Accumulated amortization	(800)	(200)

	$5,200	$5,800

During 2005, the Company purchased a customer list, a covenant not to compete, assumed the lease of certain railcars and agreed to lease certain assets from Chemical Products Corporation (Seller) for $6 million in cash. As part of the acquisition, the Seller agreed to carry back a $2 million non-interest bearing note with monthly payments of $41,667 for four years. The Customer List and Covenant Not to Compete are being amortized on a straight-line basis over 10 years. For the years ended December 31, 2006 and 2005, the Company recognized amortization expense of $0.6 million and $0.2 million, respectively. The Company expects to amortize these intangible assets $0.6 million each year until they are fully amortized.

6.	Long-Term Debt

Long-term debt consists of the following (in thousands):

	December 31,
	2006	2005
Note payable to Bank, interest at 6.49%, principal and interest payment of $78 due monthly, note matures on October 27, 2010	$3,181	$3,887
Obligation to Seller, payments of $42 due monthly, obligation matures on August 31, 2009	1,333	1,833

	4,514	5,720
Current maturities of long-term debt	(1,255)	(1,206)

	$3,259	$4,514

The note payable to bank mentioned above is collateralized by the Company’s inventory and receivables.

7.	Commitments and Contingencies

The Company leases certain railroad cars and vehicles under noncancellable operating leases. Minimum annual rentals under the leases may be increased due to government imposed equipment additions or reduced by certain credits received by the company for railroad usage. Total rent expense for the years ended December 31, 2006, 2005 and 2004 was $4.2 million, $4.2 million and $3.3 million, respectively.

A summary of the minimum future rental payments required by noncancellable operating leases with initial terms of more than one year after December 31, 2006, follows (in thousands):

Year ending December 31:
2007	$3,400
2008	2,943
2009	2,329
2010	1,424
2011	954
Thereafter	4,278

$15,328

From time to time, the Company is involved in litigation and claims arising in the normal course of operations. In the opinion of management based on consultation with legal counsel, a $4 million provision has been made for losses, if any, that might result from the ultimate outcome of these matters. The provision is recorded in other income (expense) in the accompanying statements of income.

8.	Subsequent Events

On January 31, 2007 Tessenderlo Kerley, Inc. sold certain assets and redeemed its interest in the Company for $80 million plus a calculated percentage of the Company’s working capital as of January 31, 2007.